Exhibit 1.1

ENTITY ACQUISITION AGREEMENT

This EQUITY ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of February 19, 2025, by and between SINTX Technologies, Inc., a corporation organized under the laws of the State of Delaware (“Seller”), and Tethon Corporation, a corporation organized under the laws of Nevada (“Buyer”) and Technology Assessment and Transfer, Inc., a corporation organized under the laws of the State of Maryland (the “Company”). Buyer, Seller and Company are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller is the record and beneficial owner of five hundred (500) issued and outstanding shares of common stock, a no par value (the “Purchased Shares”) of Company, which shares are all of the issued and outstanding shares of the Company;

WHEREAS, Buyer desires to acquire from Seller all of the Purchased Shares, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller desires to sell the Purchased Shares to Buyer upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	PURCHASE AND SALE OF STOCK.

1.1.	Purchase and Sale of Stock. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Shares, free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, “Liens”).

1.2.	Consideration. In exchange for Seller’s transfer of the Purchased Shares to Buyer, Seller and Buyer have agreed to the following terms:

(a)	Buyer will pay $0 and assume all of the operating expenses of Company going forward from the Closing Date, all accrued but unpaid liabilities and assets set forth on the Balance Sheet set forth in Section 2.8 of the Disclosure Schedule and will be entitled to the proceeds collected on the Accounts Receivable set forth in the Disclosure Schedule, Section 2.14.

(b)

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1.3.	Closing. The closing shall take place on or before February 19th, 2025. If the closing has not occurred by this date, this potential agreement is terminated. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). At the Closing, Buyer will deliver to Seller the initial payment of the purchase price as set forth in Section 1.2(a)(1) above, and Seller shall convey, transfer, assign and deliver to Buyer all rights, title and interest in the Purchased Shares, which shall represent 100% of the equity interests in the Company.

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1.4.	Closing Deliverables.

(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(1)	An irrevocable stock power duly endorsed transfer ownership of the Purchased Shares to Buyer.

(2)	Evidence that all members of the board of directors of the Company have resigned from the Company’s board of directors effective on the Closing Date.

(3)

2.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Buyer, as of the Closing Date, as follows:

2.1.	Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.

2.2.	Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share. As of immediately preceding the Closing, 500 shares of common stock were issued and outstanding and all such shares are fully paid and non-assessable. The Purchased Shares represent 100% of the outstanding equity interests in the Company.

2.3.	Authorization and Execution. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform the obligations of Seller hereunder.

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2.4.	Title. Seller is the record and beneficial owner of the Purchased Shares, free and clear of any Liens and, upon delivery of and payment for such Purchased Shares as herein provided, Buyer will acquire good and valid title thereto, free and clear of any Lien, other than Liens imposed by applicable federal and state securities law restrictions.

2.5.	Employment Liabilities. Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it prior to Closing or amounts required to be reimbursed to such employees, consultants or independent contractors. Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has no liabilities related to employees other than outstanding accrued, but unpaid, vacation or paid-time-off.

2.6.	Consents and Approvals. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby require no consent, approval, authorization, or filing with or notice to any governmental authority.

2.7.	Non-Contravention. The execution, delivery and performance of this Agreement by Seller and the Company and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Seller or the Company; (b) contravene, conflict with or result in a violation or breach of any law or order from any governmental authority; or (c) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any contract to which Company is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (b) and (c) of this section, would not reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to own and operate the business of the Company.

2.8.	Undisclosed Liabilities. Except as set forth on Section 2.8 of the Disclosure Schedule, there is no liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a “Liability”) against the Company, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or liabilities of, the Company, except for liabilities and obligations arising in the ordinary course under any Real Property Lease or Material Contract set forth on Section 2.12 or 2.13 of the Disclosure Schedule or not required to be disclosed in the schedules (other than any such liability, debt or obligation resulting from a breach or a default thereunder).

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2.9.	Litigation. There is no action pending or, to the knowledge of the Company threatened by or against the Company which could reasonably be expected to have a material adverse effect on the Company, nor does the Company have any material claims against any third party arising out of any breach of contract.

2.10.	Compliance with Laws; Permits. The Company is in compliance with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to the business and operations of the Company as presently conducted , including, but not limited to, federal, state, local and foreign laws, ordinances and regulations, and, neither the execution of this Agreement, nor the sale of the Purchased Shares, will result in a violation of any such laws.

2.11.	Intellectual Property.

(a)	The Company has not granted ownership to any person, or permitted any person to retain, any exclusive rights, or joint ownership in any intellectual property rights owned or purported to be owned by the Company, including the proprietary formulations of the additive formulations and resins noted on Section 2.11(d) of the Disclosure Schedule, (the “Company Intellectual Property”). Following the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. No Company Intellectual Property is jointly owned by Company, on the one hand, with any third party, on the other hand. None of Company’s employees, members, independent contractors, or other vendors owns or has any rights in any of the Company Intellectual Property (other than pursuant to agreements with customers, contractors, or vendors entered into in the ordinary course of business).

(b)	Neither the Company Intellectual Property, nor the past or current conduct or operations of the Company has or does infringe or misappropriate the intellectual property rights of any third party, or has, or does, constitute unfair competition or trade practices under the laws of any jurisdiction.

(c)	There are no agreements under which the Company has granted rights to others in any Company Intellectual Property other than customer, contractor, and vendor agreements entered into in the ordinary course of business.

(d)	The Company has taken commercially reasonable measures to protect its trade secrets, including the proprietary formulations of the additive formulations and resins noted on Section 2.11(d) of the Disclosure Schedule. Without limiting the generality of the foregoing, the Company enforced a policy requiring each employee, consultant, and independent contractor involved in the creation of any Company Intellectual Property for the Company to execute proprietary information, confidentiality and invention assignment agreement, and all current and former employees, consultants, independent contractors of the Company involved in the creation of any Company Intellectual Property have executed such an agreement.

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(e)	To the knowledge of the Company, there are no material defects, malfunctions or nonconformities in any of the Company Intellectual Property, and Company has not received any written notice from any third party regarding any of the foregoing.

2.12.	Properties. Section 2.12 of the Disclosure Schedule contains a true and correct list of all real property leases (“Leased Real Property”) to which the Company is a party (the “Real Property Leases”). True and correct copies of all Real Property Leases have been provided to Buyer.

2.13.	Material Contracts. Section 2.13 of the Disclosure Schedule lists as of the date hereof, and Seller have caused the Company to make available to Buyer true, correct and complete copies of each of the contracts (each, a “Material Contract”) to which the Company is a party or which bind or affect its properties or assets (excluding leases, subleases, or other agreements for Leased Real Property, all of which contracts are disclosed in Section 2.11 of the Disclosure Schedule).

2.14.	Accounts Receivable. Section 2.14 of the Disclosure Schedule contains a true and correct list of the Accounts Receivable (“Accounts Receivable”) for the Company. The accounts receivable of the Company (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business consistent with past practices. Except for allowances, promotions, discounts and rebates granted in the ordinary course of Company’s business, there are no contests, claims or rights of set-off relating to the amount or validity of any of the Accounts Receivable.

2.15.	Sufficiency of Acquired Assets. The Company holds all property and assets necessary for operation of its business as it has been historically conducted. The assets of the Company are in good operating condition and repair, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller, as of the Closing Date, as follows:

3.1.	Organization. Buyer (a) is a Nevada corporation duly formed, validly existing, and in good standing under the laws of the State of Nevada; (b) is duly authorized to transact business in the State of Nevada; (c) has the power and authority to carry on its business as now being conducted; and (d) has the power and authority to enter into and perform its obligations under this Agreement in accordance with its terms..

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3.2.	Authorization and Execution. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated shall be duly and effectively authorized by all necessary company action on the part of Buyer, including approval by Buyer’s members, directors, officers, if necessary. This Agreement and all closing documents upon due execution by Buyer will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors rights generally and the application of general equity principles, and will not contravene any of Buyer’s obligations under other agreements of Buyer.

4.	SURVIVAL AND INDEMNIFICATION.

4.1.	Survival. The representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing for a period of eighteen (18) months. Any and all claims and causes of action for indemnification under this Article IV arising out of the inaccuracy of breach of any representation or warranty of the Buyer or the Seller must be made prior to the termination of such survival period.

4.2.	Indemnification by Seller. Seller shall defend, indemnify, and hold harmless Buyer and the Company and their respective directors, officers, employees and agents from and against any and all claims (including without limitation any investigation, action, or other proceeding, damages, losses, liabilities, costs, and expenses (including without limitation reasonable attorneys’ fees and court costs)) that constitute, or arise out of or in connection with any misrepresentation or breach of warranty under Article II or any other breach of this Agreement. In the event of any claim by Buyer hereunder, the amount of such claim may be offset against any amount owing from Buyer to Seller under tis Agreement or otherwise.

4.3.	Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless Seller and its partners, directors, officers, employees and agents from and against any and all claims (including without limitation any investigation, action, or other proceeding, damages, losses, liabilities, costs, and expenses (including without limitation reasonable attorneys’ fees and court costs)) that constitute, or arise out of or in connection with any misrepresentation or breach of warranty under Article III.

4.4.	Limitation on Indemnification. Except in the case of intentional misrepresentation or fraud, in no event shall the total amount of indemnification paid by any Party in accordance with this Article IV exceed $1,000,000.

4.5.	Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, and covenants of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, or covenant.

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5.	MISCELLANEOUS.

5.1.	Entire Agreement; Assignment; Amendments. This Agreement constitutes the entire agreement and supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the Parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Party hereto. This Agreement may be amended only by a writing signed by each of the Parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

5.2.	Confidentiality. Both Parties agree to maintain the confidentiality of the terms of this Agreement and any proprietary information disclosed during the due diligence process, in accordance with the Confidentiality Agreement between the Parties dated June 19, 2024.

5.3.	Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the party preparing this Agreement or any part hereof.

5.4.	Governing Law; Jurisdiction; No Jury Trial.

(a)	This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)	EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS (c).

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5.5.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) upon confirmation of receipt by the addressee, if such notice or communication is delivered via email to the email address specified in this Section 5.5 or (b) upon receipt at address of the addressee specified in this Section 5.5, if such notice or communication is delivered by U.S. mail, courier, or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Seller, to:

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT 84119

Email: [*************]

Attention: Eric Olson, CEO

If to Buyer, to:

Tethon Corporation

5078 S 111th St.

Omaha, NE 68137

Email: [*************]

Attention: Trent Allen, CEO

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal, or inability to deliver.

5.6.	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.7.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a facsimile or scanned image and that Party’s Closing counsel.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

SELLER:

SINTX TECHNOLOGIES, INC.

By:	/s/ Eric Olson

Name:	Eric Olson

Title:	CEO

COMPANY:

TECHNOLOGY ASSESSMENT AND TRANSFER, INC.

By:	/s/ Eric Olson

Name:	Eric Olson

Title:	CEO

BUYER:

TETHON CORPORATION

By:	/s/ Trent Allen

Name:	Trent Allen

Title:	CEO